Exhibit 3.1

COLONY NORTHSTAR CREDIT REAL ESTATE, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Colony NorthStar Credit Real Estate, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Article II in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Colony Credit Real Estate, Inc.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD: These Articles of Amendment shall become effective as of 12:01 a.m. Eastern time on June 25, 2018.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

(signature page follows)

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 22nd day of June, 2018.

ATTEST:	COLONY NORTHSTAR CREDIT REAL ESTATE, INC.

/s/ David A. Palamé	By:	/s/ Kevin P. Traenkle
Name: David A. Palamé		Name: Kevin P. Traenkle
Title: Secretary		Title: Chief Executive Officer & President

[CLNC - Signature Page to Articles of Amendment]